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                                                               EXHIBIT 99.1


[O'CHARLEY'S INC. LOGO]

NEWS RELEASE


CONTACT: Larry Hyatt                            Meg Bayless
         Chief Financial Officer                Public Relations Manager
         (615) 782-8818                         (615) 782-8940


          O'CHARLEY'S INC. ADDS FOUR NEW STATES TO FRANCHISING PROGRAM
  SIGNS NEW FRANCHISEE FOR IOWA, NEBRASKA AND PARTS OF KANSAS AND SOUTH DAKOTA

NASHVILLE, Tenn. (March 31, 2005) -- O'Charley's Inc. (NASDAQ/NM: CHUX) today announced it has significantly expanded its O'Charley's franchising program with the addition of Iowa and Nebraska as well as parts of Kansas and South Dakota. With these announcements, the Company has extended franchising to a total of seven states.

         O'Charley's Inc. signed an exclusive multi-unit franchise development agreement with Four Star Restaurant Group, LLC to develop and operate O'Charley's restaurants in the states of Iowa and Nebraska, and in the Topeka, Kansas, and Sioux Falls, South Dakota, markets. The agreement specifies that over the next six years Four Star Restaurant Group, LLC will develop 10 new O'Charley's restaurants with the first O'Charley's restaurant projected to open in the second quarter of 2006.

         Four Star Restaurant Group, LLC is led by president and chief operating officer Michael Johnson. Mr. Johnson has extensive experience in restaurant real estate brokerage and development including Outback Steakhouse, Brinker International, and Darden Restaurants. Mr. Johnson is a multi-unit franchisee of Thomas Kinkade Galleries and owns and operates two hotels, one of which is a franchisee of Choice Hotels International and the other of AmericInn International. Joining Johnson as the Director of Operations for Four Star will be a seasoned operator with 25 years of restaurant operations experience, including the past 10 years as a multi-unit supervisor for a national casual dining chain.

         Zeb Hastings, vice president of franchising for the O'Charley's concept, stated, "We have been very selective in choosing our franchisees and joint venture franchisees with a focus on identifying experienced and well-capitalized casual dining operators and developers. In doing so, we believe we have secured a solid, long-term foundation for complementing the natural growth of the O'Charley's brand nationwide. Our franchising program to date has yielded three new store openings and future development of up to 42 additional locations in a total of seven states in the Southeast and Midwest. We expect to continue this early momentum with new franchising announcements during 2005."

         Michael Johnson, president and chief operating officer of Four Star Restaurant Group, added, "We are very excited about the opportunity to work closely with O'Charley's and introduce such an exciting concept to Iowa, Nebraska, Kansas and South Dakota. O'Charley's franchising program offered us a more compelling opportunity when compared with other casual dining franchisors and enabled us to operate exclusively in key major markets in the Midwest. Throughout the process we became more and more sold on this concept and have a strong respect for its management team. We have begun our site selection process for Iowa and Nebraska and look forward to opening our first O'Charley's restaurant in the second quarter of 2006."



                                     -MORE-
            3038 Sidco Drive - Nashville, TN 37204 - (615) 256-8500

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CHUX Signs Four-State Franchising Agreement
Page 2
March 31, 2005


         O'Charley's Inc. operates 224 company-owned O'Charley's restaurants in 16 states in the Southeast and Midwest, with two franchised O'Charley's restaurants in Michigan. An O'Charley's restaurant in Louisiana is operated by a joint venture in which the Company has an ownership interest. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company also operates Ninety Nine Restaurant & Pub restaurants in 100 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. In addition, the Company operates six Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

         This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the Company's ability to successfully implement its franchising initiative and the other risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.



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